PriceSmart Announces CFO Transition Plan
Gualberto Hernandez to be appointed as CFO; Michael McCleary to Retire
San Diego, CA (May 9, 2025) - PriceSmart, Inc. (“PriceSmart” or the “Company”) (NASDAQ: PSMT) today announced the appointment of Gualberto Hernandez as Executive Vice President and Chief Financial Officer effective June 1, 2025. PriceSmart’s current Executive Vice President and Chief Financial Officer Michael McCleary resigned by mutual agreement with the Company, but will continue to serve as an Executive Vice President of the Company through September 30, 2025. Thereafter, Mr. McCleary has agreed to provide consulting support of up to 40 hours per month for three months following his resignation.
Mr. Hernandez has served as Vice President Finance & Strategy for Latin America for The Estée Lauder Companies Inc. since January 2016. During that tenure, he also served as Vice President and General Manager for Latin America for La Mer, an Estée Lauder Companies’ brand, from 2020 to 2023 and since July 2024 as Vice President Finance for Emerging Markets. Prior to Estée Lauder, Mr. Hernandez served as Chief Operating Officer (Finance and Operations) Latin America for Sephora from November 2013 to January 2016.
Regarding the CFO transition, Robert Price, Interim Chief Executive Officer, added, “I speak for the entire Company when I say that we are enormously grateful for the contributions Michael has made to our company and particularly to the finance and accounting department. I wish him much success.”
Michael McCleary said, “It is an honor and privilege to have been with PriceSmart for over 20 years, including serving as CFO for the past five years. I have been fortunate to work with Robert Price, as the co-founder of the membership warehouse club industry, and for a Company which strives to improve the lives and businesses of its Members and prioritizes the well-being of its employees and communities where it does business. As shown by the doubling of the club count and more than eight-fold increase in revenues over this period, the warehouse club membership model has proven successful in our markets, and I am confident that under David Price’s leadership, PriceSmart will continue its long runway of growth. As I move into this next phase of my life, I would like to express my sincere appreciation and gratitude to my colleagues and team members.”

About PriceSmart
PriceSmart, headquartered in San Diego, owns and operates U.S.-style membership shopping warehouse clubs in Latin America and the Caribbean, selling high quality merchandise and services at low prices to PriceSmart Members. PriceSmart operates 55 warehouse clubs in 12 countries and one U.S. territory (ten in Colombia; nine in Costa Rica; seven in Panama; six in Guatemala; five in Dominican Republic; four each in Trinidad and El Salvador; three in Honduras; two each in Nicaragua and Jamaica; and one each in Aruba, Barbados and the United States Virgin Islands). In addition, the Company plans to open one warehouse club in Quetzaltenango, Guatemala in the summer of 2025. Once this new club is open, the Company will operate 56 warehouse clubs.
This press release may contain forward-looking statements concerning PriceSmart, Inc.'s ("PriceSmart", the "Company" or "we") anticipated future revenues and earnings, adequacy of future cash flows, future dividends, omni-channel initiatives, proposed warehouse club openings, the Company's performance relative to competitors and related matters. These forward-looking statements include, but are not limited to, statements containing the words "expect," "believe," "will," "may," "should," "project," "estimate," "anticipated," "scheduled," "intend," and like expressions, and the negative thereof. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, but not limited to: various political, economic and compliance risks associated with our international operations, adverse changes in economic conditions in our markets, natural disasters, volatility in currency exchange rates and illiquidity of certain local currencies in our markets, competition, consumer and small business spending patterns, political instability, increased costs associated with the integration of online commerce with our traditional business, whether the Company can successfully execute strategic initiatives, our reliance on third party service providers, including those who support transaction and payment processing, data security and other technology services, cybersecurity breaches that could cause disruptions in our systems or jeopardize the security of Member, employee or business information, cost increases from product and service providers, interruption of supply chains, novel coronavirus (COVID-19) related factors and challenges, exposure to product liability claims and product recalls, recoverability of moneys owed to PriceSmart from governments, and other important factors discussed in the Risk Factors section of the Company's most recent Annual Report on Form 10-K, and other factors discussed from time to time in other filings with the SEC, which are accessible on the SEC's website at www.sec.gov, including Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Forward-looking statements speak only as of the date that they are made, and the Company does not undertake to update them, except as required by law. In addition, these risks are not the only risks that the Company faces. The Company could also be affected by additional factors that apply to all companies operating globally and in the U.S., as well as other risks that are not presently known to the Company or that the Company considers to be immaterial.
For further information, please contact Michael L. McCleary, EVP, Chief Financial Officer, and Principal Accounting Officer, at (858) 404-8826 or by email at ir@pricesmart.com.